Exhibit 99.1
Ambassadors International, Inc. Announces Special Meeting of Stockholders to Vote on Share
Issuance in Connection with Previously Announced Exchange Offer
SEATTLE, Washington, November 2, 2009 — Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”) today announced that a special meeting of stockholders will be held at 9:00 a.m., local time, on Thursday, November 12, 2009, at 1071 Camelback Street, Newport Beach, California 92660 for the following purposes:
1. To approve a proposal to issue up to 22,346,534 shares of the Company’s common stock pursuant to the Company’s previously announced offer to exchange (the “Exchange Offer”) for each $1,000 principal amount of its outstanding 3.75% Convertible Senior Notes due 2027 and certain associated rights: (i) 230.3766 shares of its common stock, plus (ii) $273.1959 principal amount of its new 10% Senior Secured Notes due 2012, upon the terms and subject to the conditions set forth in the Company’s Offer to Exchange and Consent Solicitation dated September 25, 2009 and related offer materials (each as amended and supplemented from time to time); and
2. To transact such other business as may properly come before the special meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on September 23, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and all adjourned meetings thereof. Only holders of the Company’s common stock at the close of business on the record date are entitled to vote at the meeting. Stockholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.
The Board of Directors has approved the proposal to issue additional shares of the Company’s common stock in exchange for its outstanding 3.75% Convertible Senior Notes due 2027 pursuant to the Exchange Offer, subject to stockholder approval, and recommends stockholders vote “FOR” this issuance.
This press release is for notice purposes only and is not a solicitation or request for a proxy and is neither an offer to sell or purchase, nor a solicitation of an offer to buy or sell, any securities of the Company.
About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Additional Information
For further information please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.